EXHIBIT 8

SUBSIDIARIES

     The following are our “significant subsidiaries” as that term is defined by applicable rules of the Securities and Exchange Commission.

	Country of	Proportion of
Company Name	Incorporation	Ownership Interest
Telenor Mobile Communications AS	Norway	100%
Telenor Telecom Solutions AS	Norway	100%
Telenor Interkom Verwaltung GmbH	Germany	100%
Telenor Mobil AS	Norway	100%
Sonofon Holding A/S	Denmark	100%
Telenor Telecom Solutions AS	Norway	100%
Kyivstar GSM JSC	Ukraine	56.5%
Pannon GSM RT	Hungary	100%
GrameenPhone Ltd.	Bangladesh	62%